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                                                                    EXHIBIT 3.02
            FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               essential.com, inc.

                         (INCORPORATED OCTOBER 30, 1998)

                                   * * * * * *


     I, Akhil Garland, President of essential.com, inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify that the Certificate of Incorporation of essential.com, inc. , as amended, originally incorporated under the name, etility.com, inc., has been further amended, and restated as amended, in accordance with provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, and, as amended and restated, is set forth in its entirety as follows:

     FIRST. The name of the Corporation is essential.com, inc.

     SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 400,000,000 shares, consisting of 379,087,274 shares of Common Stock with a par value of $.01 per share (the "Common Stock") and 20,912,726 shares of preferred stock with a par value of $.01 per share of which 5,000,000 are undesignated (the "Undesignated Preferred Stock"), Two Million Eight Hundred Thirty Thousand Seven Hundred Twenty Six (2,830,726) shares are designated as Series A Convertible Preferred Stock (the "Series A Stock"), Six Million Six Hundred Six Thousand Eight Hundred Sixty-Six (6,606,866) shares are designated as Series B Convertible Preferred Stock (the "Series B Stock") and Six Million Four Hundred Seventy-Five Thousand One Hundred Thirty Four (6,475,134) shares are designated as Series C Convertible Preferred Stock (the "Series C Stock," which together with the Series A Stock and Series B Stock is referred to collectively as the "Preferred Stock").

     A description of the respective classes of stock and a statement of the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the Undesignated Preferred Stock, the Preferred Stock and Common Stock are as follows:

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                                      -2-


     A. COMMON STOCK

     1. GENERAL. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

     2. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

     3. DISSOLUTION, LIQUIDATION OR WINDING UP. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

     4. VOTING RIGHTS. Except as otherwise required by law or this Fourth Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of the Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.

     B. UNDESIGNATED PREFERRED STOCK

     The Undesignated Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Fourth Amended and Restated Certificate of Incorporation, different series of Undesignated Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

         The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions (a "Certificate of Designation") shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may

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                                      -3-


be: (i) subject to redemption at such time or times and at such price or prices;
(ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Undesignated Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Fourth Amended and Restated Certificate of Incorporation.

     C. PREFERRED STOCK

     A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock are as follows:

          1.   DIVIDEND RIGHTS.

               (a) The holders of shares of Preferred Stock shall be entitled to receive cumulative dividends, out of the assets of the Corporation which are by law available therefor, in an annual amount per share equal to 8% of, (i) in the case of the Series A Stock, the Series A Original Purchase Price (as hereinafter defined), (ii) in the case of the Series B Stock, the Series B Original Purchase Price (as hereinafter defined), and (iii) in the case of the Series C Stock, the Series C Original Purchase Price (as hereinafter defined). Dividends shall accrue on each share cumulatively on a daily basis whether or not such dividends have been declared and whether or not there are profits, surplus or other funds then legally available for the payment of dividends. Any accumulation of dividends on the Preferred Stock shall not bear interest. The dividends shall be paid when and if declared by the Board of Directors out of assets of the Corporation which are available therefor semi-annually on June 30th and December 31st, in each year, in cash.

               (b) Subject to Article FOURTH(C)(1)(c) and Article FOURTH(C)(4)(f) hereof, the holders of shares of Preferred Stock shall be entitled to receive, out of the assets of the Corporation which are by law available therefor, dividends at the same rate as dividends are paid with respect to the Common Stock (treating each share of Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible).

               (c) Unless full dividends on the Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, (i) no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made, on the Common Stock or any other series of preferred stock and (ii) no shares of Common Stock or any other series

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                                      -4-


of preferred stock shall be purchased, redeemed or acquired by the Corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof; PROVIDED, HOWEVER, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers, consultants or outside directors of the Corporation pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of specified events.

          2.   LIQUIDATION, DISSOLUTION AND WINDING UP.

               (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Preferred Stock shall be paid (i) in the case of Series A Stock, an amount equal to $1.00 per share (the "Series A Original Purchase Price") (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Stock), and (ii) in the case of Series B Stock, an amount equal to $1.910891 per share (the "Series B Original Purchase Price") (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series B Stock), and (iii) in the case of the Series C Stock, an amount equal to $11.6986 per share (the "Series C Original Purchase Price") (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combinations, reclassification or other similar event involving the Series C Stock) plus, in the case of each share of Preferred Stock, an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available, before any payment shall be made to the holders of any stock ranking on liquidation junior to the Preferred Stock, such amount payable with respect to one share of Preferred Stock being sometimes referred to as the "Liquidation Preference Payment" and with respect to all shares of Preferred Stock being sometimes referred to as the "Liquidation Preference Payments." In lieu of receiving accrued but unpaid dividends as part of the Liquidation Preference Payments, upon liquidation, dissolution, or winding up of the Corporation (other than a Merger Event (as hereinafter defined)), a holder of shares of Preferred Stock shall be entitled to receive as part of the Liquidation Preference Payments, at such holder's option and in addition to the Series A Original Purchase Price, the Series B Original Purchase Price or the Series C Original Purchase Price, as applicable, additional shares of Series A Stock, Series B Stock or Series C Stock, as applicable, in an amount determined in accordance with the following formula: (A divided by B), where A equals the aggregate sum of accrued but unpaid dividends payable on the applicable holder's shares of Series A Stock, Series B Stock or Series C Stock, as applicable, and B equals the fair market value of the Common Stock. For purposes of this subsection (a), the fair market value of the Common Stock shall be the last closing price quoted by Nasdaq National Market (or such other exchange or quotation system on which the Common Stock is then traded) on the last business day preceding the date of distribution or, if there is no such sale, then at the average of the bid and offer prices quoted in such market for such date or, in the event the Common Stock is not then publicly traded, the value of such shares shall be determined in good faith by the Board of Directors and the holders of a majority of the Common Stock held by the holders of Preferred Stock (treating each share of Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible). If upon any liquidation, dissolution, or winding up of the

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                                      -5-


Corporation, the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to holders of the Preferred Stock shall be distributed to such holders of the Preferred Stock pro rata, so that each holder of Preferred Stock receives that portion of the assets available for distribution as the number of shares of Common Stock held by such holder (treating each share of Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible but excluding those shares of Common Stock directly held by such Preferred Stock holder) bears to the total aggregate number of shares of Common Stock held by the holders of Preferred Stock (treating each share of Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible but excluding those shares of Common Stock directly held by such Preferred Stock holder). For purposes hereof, the Common Stock shall rank on liquidation junior to the Preferred Stock.

               (b) Upon any liquidation, dissolution or winding up of the Corporation, immediately after the holders of Preferred Stock shall have been paid in full the Liquidation Preference Payments or funds necessary for such Liquidation Preference Payments shall have been set aside by the Corporation in trust for the account of holders of the Preferred Stock so as to be available for such Liquidation Preference Payments, the holders of the Series A Stock and Common Stock shall share ratably in all remaining assets of the Corporation based on the number of shares of Common Stock then outstanding (treating each share of Series A Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series A Stock is then convertible); PROVIDED, HOWEVER, that in no event shall a holder of Series A Stock be entitled to receive more than three (3) times the Liquidation Preference Payment for each share of Series A Stock held by such holder. The remaining assets of the Corporation legally available for distribution to its stockholders shall be distributed among the holders of the Common Stock in accordance with the terms set forth herein.

               (c) Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telecopy or courier to non-U.S. residents, not less than 20 days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The (x) consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except a consolidation or merger into a wholly-owned subsidiary or merger in which the Corporation is the surviving Corporation and the holders of the Corporation's voting stock outstanding immediately prior to the transaction constitute holders of a majority of the voting stock outstanding immediately following the transaction),
(y) the sale or transfer by the Corporation of all or substantially all its assets, or (z) the sale or transfer by the Corporation's stockholders of more than 50% in voting power of the Corporation's capital stock (other than a sale or transfer of the Preferred Stock or shares of Common Stock issued upon conversion of the Preferred Stock), shall be deemed to be a liquidation, dissolution or winding up of the

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                                      -6-


Corporation within the meaning of the provisions of this Article FOURTH(C)(2) (each, a "Merger Event").

               Whenever the distributions provided for in this Article FOURTH(C)(2) shall be payable in property other than cash, the value of such distributions shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

          3.   RESTRICTIONS.

               (a) Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law, and in addition to any other vote required by law or this Certificate of Incorporation, without the written consent of the holders of at least a majority in interest of the then outstanding shares of Series A Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not:

                    (1) Consent to any liquidation, dissolution or winding up of the Corporation or a Merger Event;

                    (2) Amend, alter or repeal any provision of this Certificate of Incorporation or the bylaws of the Corporation;

                    (3) Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series A Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of Series A Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series A Stock or into shares of any other class or series of stock unless the same ranks junior to the Series A Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the certificate of incorporation or by merger, consolidation or otherwise;

                    (4) In any manner alter or change the designations or the powers, preferences or rights, privileges or the restrictions of the shares of Series A Stock;

                    (5) Purchase or redeem, or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of stock, other than (i) the Series A Stock, (ii) the Series B Stock, (iii) the Series C Stock, (iv) shares of Common Stock held by employees, officers, consultants or outside directors pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of specified events, or (v) dividends or other

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                                      -7-


     distributions payable on the Common Stock solely in the form of additional shares of Common Stock;

                    (6) Increase the number of shares of Common Stock available for issuance under the Corporation's Amended and Restated 1998 Stock Option and Incentive Plan, the Corporation's 2000 Non-Employee Director Stock Option Plan, the Corporation's Employee Stock Purchase Plan, or such other plan or agreement pursuant to which the Corporation issues options or other rights to purchase shares of Common Stock to its employees, officers, consultants and outside directors, to more than 7,519,698 shares plus such number of shares which are repurchased from such persons pursuant to contractual rights held by the Corporation and at repurchase prices not exceeding the respective original purchase prices therefor (all appropriately adjusted to reflect the occurrence of any event described in Article FOURTH(C)(4)(f) hereof) (the "Employee Shares");

                    (7) Incur any indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase of property or services (other than trade payables incurred in the ordinary course of business) in excess of $500,000; or

                    (8) Materially change the primary business of the Corporation as it is presently conducted or proposed to be conducted on the date of the initial issuance of the Series A Stock.

               (b) Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law, and in addition to any other vote required by law or this Certificate of Incorporation, without the written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series B Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not:

                    (1) Consent to any liquidation, dissolution or winding up of the Corporation or a Merger Event;

                    (2) Amend, alter or repeal any provision of this Certificate of Incorporation or the By-Laws of the Corporation;

                    (3) Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series B Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of Series B Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series B Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series B Stock or into shares of any other

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                                      -8-


     class or series of stock unless the same ranks junior to the Series B Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the certificate of incorporation or by merger, consolidation or otherwise;

                    (4) In any manner alter or change the designations or the powers, preferences or rights, privileges or the restrictions of the shares of Series B Stock;

                    (5) Purchase or redeem, or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of stock, other than (i) the Series A Stock, (ii) the Series B Stock, (iii) the Series C Stock, (iv) shares of Common Stock held by employees, officers, consultants or outside directors pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of specified events, or (v) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock;

                    (6) Increase the number of Employee Shares;

                    (7) Incur any indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase of property or services (other than trade payables incurred in the ordinary course of business) in excess of $500,000; or

                    (8) Materially change the primary business of the Corporation as it is presently conducted or proposed to be conducted on the date of the initial issuance of the Series B Stock.

                    (c) Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law, and in addition to any other vote required by law or this Certificate of Incorporation, without the written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series C Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not:

                    (1) Consent to any liquidation, dissolution or winding up of the Corporation or a Merger Event;

                    (2) Amend, alter or repeal any provision of this Certificate of Incorporation or the By-Laws of the Corporation;

                    (3) Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series C Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of Series C Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series C Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the

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                                      -9-


     Corporation, or create or authorize any obligation or security convertible into shares of Series C Stock or into shares of any other class or series of stock unless the same ranks junior to the Series C Stock as to dividends and the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the certificate of incorporation or by merger, consolidation or otherwise;

                    (4) In any manner alter or change the designations or the powers, preferences or rights, privileges or the restrictions of the shares of Series C Stock;

                    (5) Purchase or redeem, or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of stock, other than (i) the Series A Stock, (ii) the Series B Stock, (iii) the Series C Stock, (iv) shares of Common Stock held by employees, officers, consultants or outside directors pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of specified events, or (v) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock;

                    (6) Increase the number of Employee Shares;

                    (7) Incur any indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase of property or services (other than trade payables incurred in the ordinary course of business) in excess of $500,000; or

                    (8) Materially change the primary business of the Corporation as it is presently conducted or proposed to be conducted on the date of the initial issuance of the Series C Stock.

               4. CONVERSION. The holders of shares of Preferred Stock shall have the following conversion rights:

                    (a) (1) RIGHT TO CONVERT. Subject to the terms and conditions of this Article FOURTH(C)(4), the holder of any share or shares of Preferred Stock shall have the right (the "Conversion Right"), at its option, to convert any such shares of Preferred Stock (except that upon any liquidation or Merger Event of the Corporation the right of conversion shall terminate upon the consummation of such liquidation or Merger Event) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Preferred Stock so to be converted by the Series A Original Purchase Price, Series B Original Purchase Price or Series C

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                                      -10-


     Original Purchase Price, as applicable, and (ii) dividing the result by the conversion price equal to the Series A Original Purchase Price, Series B Original Purchase Price or Series C Original Purchase Price, as applicable, or in case an adjustment of either such price has taken place pursuant to the further provisions of this Article FOURTH(C)(4), then by the conversion price as last adjusted and in effect at the date any share or shares of Preferred Stock are surrendered for conversion (each such price, or such price as last adjusted, being referred to as the "Conversion Price"). On the date this Certificate of Incorporation becomes effective, the Conversion Price shall be $0.50 for the Series A Stock, $1.910891 for the Series B Stock and $11.6986 for the Series C Stock. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                    (2) AUTOMATIC CONVERSION. (i) Each share of Series A Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for the Series A Stock immediately upon the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended (the "Securities Act"), which results in aggregate gross cash proceeds to the Corporation before underwriting discounts and commissions and other expenses related to the offering of not less than $15,000,000 and a per share offering price of at least $2.50 per share before underwriting discounts and commissions (as adjusted for any stock splits, stock dividends, or stock combinations, and on a fully diluted basis).

                    (ii) Each share of Series B Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for the Series B Stock immediately upon (A) the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 (or a successor form) under the Securities Act, which results in aggregate gross cash proceeds to the Corporation before underwriting discounts and commissions and other expenses related to the offering of not less than $20,000,000 and has a pre-money valuation of not less than $100,000,000 or
     (B) the election of the holders of at least 60% of the then outstanding shares of Series B Stock.

                    (iii) Each share of Series C Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for the Series C Stock immediately upon (A) the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 (or a successor form) under the Securities Act, which results in aggregate gross cash proceeds to the Corporation before underwriting discounts and commissions and other expenses related to the offering of not less than $20,000,000 and has a pre-money valuation of not less than one hundred twenty-five percent (125%) of the sum of X and Y where X is $275,000,000 and Y is the aggregate proceeds to the Corporation from its sale of shares of the Series C Stock or (B) the election of the holders of at least 60% of the then outstanding shares of Series C Stock.

               (b) ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the receipt of the written notice referred to in Article FOURTH(C)(4)(a)(1) and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, but in no event later than five (5) business days thereafter, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the applicable Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid (the "Conversion Date"), and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

               (c) FRACTIONAL SHARES; PARTIAL CONVERSION. No fractional shares shall be issued upon conversion of Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to Article FOURTH(C)(4)(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Article FOURTH(C)(4)(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in reference to the closing price of the Corporation's Common Stock on the Nasdaq National Market (or such other exchange or quotation system on which the Common Stock is then traded) on the Conversion Date or, if there is no such sale, then at the average of the bid and offer prices quoted in such market for such date or, in the event the Common Stock is not publicly traded, the value of such fractional shares shall be determined in good faith by the Board of Directors on the Conversion Date, and based upon the aggregate number of shares of Preferred Stock surrendered by any one holder for conversion into Common Stock.

               (d) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK.

Except as provided in Article FOURTH(C)(4)(e) and (f), if and whenever the Corporation shall issue or sell, or is, in accordance with Article FOURTH(C)(4)(d)(1) through (7), deemed to have been issued or sold, any shares of Common Stock for a consideration per share less than the applicable Conversion Price in effect immediately prior to the time of such issue or sale (such number being appropriately adjusted to reflect the occurrence of any event described in Article FOURTH(C)(4)(f)), then, forthwith upon such issue or sale, the applicable Conversion Price shall be reduced to the price determined by multiplying the applicable Conversion Price by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issue (calculated on a fully-diluted basis, assuming the exercise of all outstanding options and warrants, and the conversion of all outstanding convertible securities) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of additional shares of Common Stock so issued would purchase at the applicable Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issue (calculated on a fully-diluted basis, assuming the exercise of all outstanding options and warrants, and the conversion of all outstanding convertible securities) plus the number of such additional shares of Common Stock so issued, provided that, the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more. The provisions of this Article FOURTH(C)(4)(d) may be waived in any instance, without a meeting, prospectively or retroactively, by the holders of the Series A Preferred Stock, the Series B Preferred Stock and/or the Series C Preferred Stock, as applicable, by obtaining the approval of the holders of the Series A Preferred Stock, the Series B Preferred Stock and/or the Series C Preferred Stock, as applicable, in the manner prescribed by Article FOURTH(C)(3) hereof.

               For purposes of this Article FOURTH(C)(4)(d), the following subparagraphs (1) to (7) shall also be applicable:

                    (1) ISSUANCE OF RIGHTS OR OPTIONS. Except for the Employee Shares, in case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible

     Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the applicable Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Article FOURTH(C)(4)(d)(3), no adjustment of the applicable Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                    (2) ISSUANCE OF CONVERTIBLE SECURITIES. Except for the Employee Shares, in case at any time the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the applicable Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (A) except as otherwise provided in Article FOURTH(C)(4)(d)(3), no adjustment of the applicable Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (B) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the applicable Conversion Price have been or are to be made pursuant to other provisions of this Article FOURTH(C)(4)(d), no further adjustment of the applicable Conversion Price shall be made by reason of such issue or sale.

                    (3) CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Article FOURTH(C)(4)(d)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Article FOURTH(C)(4)(d)(1) or
     (d)(2), or the rate at which Convertible Securities referred to in Article FOURTH(C)(4)(d)(1) or (d)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                    (4) STOCK DIVIDENDS. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to Article FOURTH(C)(4)(f)), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration and the Conversion Price then in effect shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.

                    (5) CONSIDERATION FOR STOCK. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                    (6) RECORD DATE. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                    (7) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Article FOURTH(C)(4)(d).

               (e) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance of (i) shares of Common Stock issuable upon conversion of the Preferred Stock and (ii) the Employee Shares.

               (f) SUBDIVISION OR COMBINATION OF COMMON STOCK. In case the Corporation shall at any time subdivide (by any stock split, stock dividend, reclassification or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

               (g) REORGANIZATION OR RECLASSIFICATION. If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation's assets or other similar transaction (any such transaction being referred to herein as an "Organic Change") shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and in any case of a reorganization or reclassification only appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

               (h) NOTICE OF ADJUSTMENT. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of shares of Series A Stock, Series B Stock and/or Series C Stock, as applicable, at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

               (i) OTHER NOTICES. In case at any time:

                    (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock (other than dividends of Common Stock on the outstanding shares of Common Stock in the nature of a stock split covered by the provisions of Article FOURTH(C)(4)(f) hereof);

                    (2) the Corporation shall offer for subscription PRO RATA to the holders of its Common Stock any additional shares of stock of any class or other rights;

                    (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation (other than reclassification of the Common Stock in the nature of a stock split covered by the provisions of Article FOURTH(C)(4)(f) hereof), or a Merger Event; or

                    (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile transmission to non-U.S. residents, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, Merger Event, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, Merger Event, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, Merger Event, dissolution, liquidation or winding up, as the case may be.

               (j) STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the lowest applicable Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

               (k) NO REISSUANCE OF PREFERRED STOCK. Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

               (l) ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.

               (m) CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any shares of Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                  6.       REDEMPTION.

               (a) At any time after July 31, 2004, upon the election of at least a majority in interest of the then outstanding shares of Series A Stock, Series B Stock and Series C Stock voting together as a single class, out of any assets of the Corporation which are by law available therefor, the holders of Series A Stock, the Series B Stock and the Series C Stock shall have the right to require the Corporation to repurchase (i) shares of the Series A Stock at the Series A Original Purchase Price plus any accrued but unpaid dividends per share (the "Series A Redemption Price") (ii) shares of the Series B Stock at the Series B Original Purchase Price plus any accrued but unpaid dividends per share (the Series B Redemption Price") and (iii) shares of the Series C Stock at the Series C Original Purchase Price pus any accrued but unpaid dividends per share (the "Series C Redemption Price") by delivering a written notice to the Corporation (a "Preferred Stock Redemption Election").

               (b) Within ten (10) days after receipt of the Preferred Stock Redemption Election, the Corporation shall notify promptly all holders of shares of the Preferred Stock in writing (the "Preferred Stock Redemption Notice") of the delivery of the Preferred

Stock Redemption Election and of the Series A Redemption Price, the Series B Redemption Price and the Series C Redemption Price. The holders of shares of Preferred Stock may elect to sell to the Corporation all or a portion of their shares of Preferred Stock by delivering written notice to the Corporation within thirty (30) days after delivery of the Preferred Stock Redemption Notice. The Corporation shall purchase, and all such electing holders of Preferred Stock sell, in three (3) equal annual installments, the portion of such shares of Preferred Stock which the holders thereof have elected to sell to the Corporation pursuant to this Article FOURTH(C)(6), at times and places mutually agreeable to the Corporation and the holders of the Preferred Stock (the "Preferred Stock Redemption Closings"). The first of such Preferred Stock Redemption Closings shall take place within sixty (60) days after delivery of the Preferred Stock Redemption Election. The subsequent Preferred Stock Redemption Closings shall take place on the first and second anniversaries, respectively, of the date of the initial Preferred Stock Redemption Closing. In the event the date specified for a Preferred Stock Redemption Closing is a Saturday, Sunday or holiday, such Preferred Stock Redemption Closing shall take place on the immediately succeeding business day. The Corporation shall notify all holders of Preferred Stock of the date and place of each Preferred Stock Redemption Closing at least thirty (30) days prior to such Preferred Stock Redemption Closing.

               (c) At each Preferred Stock Redemption Closing, the holders of Preferred Stock shall deliver to the Corporation certificates representing one-third of the shares of Preferred Stock which they have elected to sell to the Corporation; and the Corporation shall deliver to each such holder the Series A Redemption Price, the Series B Redemption Price and/or the Series C Redemption Price, as applicable for each share of Preferred Stock to be sold to the Corporation (by cashier's or certified check or by wire transfer of immediately available funds to an account designated by such holder) at the Preferred Stock Redemption Closing, together with a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be redeemed at such Preferred Stock Redemption Closing. If, at the time of a Preferred Stock Redemption Closing, the funds of the Corporation legally available for redemption of shares of Preferred Stock at a Preferred Stock Redemption Closing are insufficient to redeem that number of outstanding shares of Preferred Stock for which the holders thereof have elected to be redeemed by the Corporation pursuant to the terms hereof and that were to have been redeemed by the Corporation at such Preferred Stock Redemption Closing, the holders of such shares of Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them and that would have been redeemed by the Corporation at such Preferred Stock Redemption Closing were the Corporation to have sufficient funds therefor. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares for which the holders thereof have elected to be redeemed by the Corporation pursuant to the terms hereof, or such portion thereof for which funds are then legally available, on the basis set forth above.

          7.   VOTING RIGHTS.

               (a) Except as otherwise required by law or this Certificate of Incorporation (including, without limitation, Article FOURTH(A)(4) hereof), each holder of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Article FOURTH(C)(4)(d) hereof) on all matters submitted to a vote of the stockholders of the Corporation. Except as provided by law and by the provisions of this Certificate of Incorporation, the holders of Preferred Stock shall vote together with the holders of the Common Stock as a single class on all matters submitted to a vote of the stockholders of the Corporation including, without limitation, actions amending the Certificate of Incorporation of the Corporation to increase the authorized number of shares of Common Stock.

               (b) The holders of record of the shares of Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation. Such nominees shall be elected pursuant to the terms and conditions set forth in that certain Third Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement") dated as of February 8, 2000 among the Corporation and the Stockholders (as defined therein). At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Preferred Stock then outstanding shall constitute a quorum of the Preferred Stock for the purpose of electing directors by holders of the Preferred Stock. A vacancy in any directorship filled by the holders of the Preferred Stock shall be filled pursuant to the terms and conditions set forth in the Stockholders' Agreement.

         FIFTH.   The Corporation is to have perpetual existence.

         SIXTH. The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

               1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

               2. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, subject to any limitation thereof contained in the By-laws. The stockholders shall also have the power to adopt, amend or repeal the By-laws of the Corporation; PROVIDED, HOWEVER, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-laws of the Corporation.

               3. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

               4. Special meetings of stockholders may be called at any time only by the Chief Executive Officer, President, the Chairman of the Board of Directors (if any) or a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

               5. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

     SEVENTH.

     1. NUMBER OF DIRECTORS. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors, but in no event shall the number of directors be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.

     2. CLASSES OF DIRECTORS. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class.

     3. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot except as and to the extent provided in the By-laws of the Corporation.

     4. TERMS OF OFFICE. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting next following the end of the Corporation's fiscal year ending December 31, 2000; each initial director in Class II shall serve for a term ending on the date of the annual meeting next following the end of the Corporation's fiscal year ending December 31, 2001; and each initial director in Class III shall serve for a term ending on the date of the annual meeting next following the end of the Corporation's fiscal year ending December 31, 2002.

     5. ALLOCATION OF DIRECTORS AMONG CLASSES IN THE EVENT OF INCREASES OR DECREASES IN THE NUMBER OF DIRECTORS. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he or she is a member until the expiration of such director's current term or his or her prior death, removal or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the earliest dates following such allocation. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent Director.

     6. TENURE. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

     7. VACANCIES. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

     8. QUORUM. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

     9. ACTION AT MEETING. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law or the Corporation's By-laws.

     10. REMOVAL. Any one or more or all of the directors may be removed (i) with cause only by the holders of at least a majority of the shares then entitled to vote at an election of directors or (ii) without cause only by the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors.

     11. STOCKHOLDER NOMINATIONS AND INTRODUCTION OF BUSINESS, ETC. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the By-laws of the Corporation.

     12. RIGHTS OF PREFERRED STOCK. The provisions of this Article are subject to the rights of the holders of any series of Preferred Stock from time to time outstanding.

     EIGHTH. No director (including any advisory director) of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability;

provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     NINTH. The Board of Directors of the Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Corporation or (b) to effect a business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including, without limitation:

          (i) the interests of the Corporation's stockholders, including the possibility that these interests might be best served by the continued independence of the Corporation;

          (ii) whether the proposed transaction might violate federal or state laws;

          (iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

          (iv) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Corporation, upon the communities in which the Corporation conducts its business and upon the economy of the state, region and nation.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and engage in such legal proceedings as the Board of Directors may determine.

          TENTH.

          1. ACTIONS, SUITS AND PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the

Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

     2. ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

     3. INDEMNIFICATION FOR EXPENSES OF SUCCESSFUL PARTY. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the

Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or NOLO CONTENDERE by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.

     4. NOTIFICATION AND DEFENSE OF CLAIM. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

     5. ADVANCE OF EXPENSES. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, PROVIDED, HOWEVER, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

     6. PROCEDURE FOR INDEMNIFICATION. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), even though less than a quorum, (b) by a committee of disinterested directors designated by a majority vote of disinterested directors, even though less than a quorum, (c) if there are no such disinterested directors, or if such disinterested directors so direct, by independent legal counsel (who may be regular legal counsel to the corporation) in a written opinion, (d) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, or (e) a court of competent jurisdiction.

     7. REMEDIES. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

     8. SUBSEQUENT AMENDMENT. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

     9. OTHER RIGHTS. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

     10. PARTIAL INDEMNIFICATION. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

     11. INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

     12. MERGER OR CONSOLIDATION. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

     13. SAVINGS CLAUSE. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by an applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

     14. DEFINITIONS. Terms used herein and defined in Section 145(h) and
Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and
Section 145(i).

     15. SUBSEQUENT LEGISLATION. If the General Corporation Law of the State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

     ELEVENTH. The Corporation reserves the right to amend or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation, PROVIDED, HOWEVER, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law, this Fourth Amended and Restated Certificate of Incorporation or a Certificate of Designation with respect to a series of Preferred Stock, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce or eliminate the number of authorized shares of Common Stock or the number of authorized shares of Preferred Stock set forth in Article FOURTH or (ii) amend or repeal, or adopt any provision inconsistent with, Parts A, B and C of Article FOURTH and Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH and this Article ELEVENTH of this Amended and Restated Certificate of Incorporation.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made in this Fourth Amended and Restated Certificate of Incorporation are true under the penalties of perjury this ____ day of ____, 2000.

                             By:______________________________
                                 Name:  Akhil Garland
                                 Title: President, Chief Executive Officer and Chairman




Attest:




By:______________________________
     Name:  Patrick Moran
     Title:  Secretary